Exhibit 10.1

Execution Version

Mutual Termination of Business Combination Agreement

This Mutual Termination of Business Combination Agreement (this “Agreement”), dated as of March 11, 2022, is entered into by and between Rosecliff Acquisition Corp I, a Delaware corporation (“Rosecliff”), and GT Gettaxi Limited, a Cyprus corporation (“the Company”) (each, a “Party” and collectively, the “Parties”).

WHEREAS, on November 9, 2021, Rosecliff and the Company entered into a Business Combination Agreement (the “Business Combination Agreement”) by and among Rosecliff, the Company, GT Gettaxi Listco, a Cayman Islands corporation (“Pubco”), GT Gettaxi SPV, a Cayman Islands exempted company (“SPV Holdco”), GT Gettaxi Merger Sub 1, a Cayman Islands exempted company (“Merger Sub I”), Gett Merger Sub, Inc., a Delaware corporation (“Merger Sub II”), and Dooboo Holding Limited, a Cyprus corporation (“Dooboo”). Capitalized terms used but not defined in this Agreement shall have the meaning ascribed to them in the Business Combination Agreement;

WHEREAS, pursuant to Section 8.1(a) of the Business Combination Agreement, the Business Combination Agreement may be terminated by mutual written consent of Rosecliff and the Company; and

WHEREAS, the Parties desire to execute this Agreement in order to mutually terminate the Business Combination Agreement, effective as of March 11, 2022 (the “Termination Date”), pursuant to Section 8.1(a) of the Business Combination Agreement.

NOW, THEREFORE, in consideration of the mutual agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, each of Rosecliff and the Company agree as follows:

Section 1. Termination of the Business Combination Agreement. The Business Combination Agreement is hereby terminated, effective as of the Termination Date (the “Business Combination Agreement Termination”).

Section 2. Survival. In accordance with the terms set forth in the Business Combination Agreement, Section 6.15, Section 8.2, and Article X of the Business Combination Agreement shall survive the Business Combination Agreement Termination and remain in full force and effect.

Section 3. Public Communications.

a. On the Termination Date, the Parties shall issue a press release with respect to the Business Combination Agreement Termination in a mutually agreed form. Thereafter, none of Rosecliff, the Company or any of their respective Affiliates shall make any public announcement or issue any public communication regarding this Agreement or the Business Combination Agreement Termination, or any matter related to the foregoing, without first obtaining the prior consent of the Company or Rosecliff, as applicable (which consent shall not be unreasonably withheld, conditioned or delayed), except if such announcement or other communication is (i) required by applicable Law or legal process (including pursuant to Federal Securities Laws or the rules of any national securities exchange), in which case Rosecliff or the Company, as applicable, shall use their commercially reasonable efforts to coordinate such announcement or communication with the other party, prior to announcement or issuance and allow the other party a reasonable opportunity to comment thereon (which shall be considered by Rosecliff or the Company, as applicable, in good faith) or (ii) made in any pleadings, court papers or in open court in any action brought by one of the Parties or by any other person.

b. The Parties acknowledge and agree that, following the execution of this Agreement, Rosecliff may issue a Current Report on Form 8-K reporting the execution of this Agreement in a form mutually agreed by the Parties; provided that in no event shall the Current Report on Form 8-K be issued later than four (4) business days after the date on which this Agreement is executed.

c. For the avoidance of doubt, and notwithstanding anything contained in this Agreement to the contrary, each Party and its Affiliates may make non-public announcements and may provide information regarding this Agreement and the Business Combination Agreement Termination to their respective Affiliates, and its and their respective directors, officers, employees, managers, advisors, direct and indirect investors and prospective investors without the consent of the other Party; provided, that neither Party nor any of its Affiliates shall make any such non-public announcement that could be understood as disparaging the business or conduct of the other Party or such other Party’s Affiliates, or its and their respective directors, officers, employees, managers, advisors, direct and indirect investors or that is intended to harm the business or reputation of the other Party or such other Party’s affiliates.

Section 4. Release.

a. Rosecliff, for itself, and on behalf of its Affiliates and its and their respective equity holders, partners, joint venturers, lenders, administrators, representatives, shareholders, parents, subsidiaries, officers, directors, attorneys, agents, employees, legatees, devisees, executors, trustees, beneficiaries, insurers, predecessors, successors, heirs and assigns (the “Rosecliff Releasing Parties”), hereby absolutely, forever and fully releases and discharges the Company, SPV Holdco, Pubco, Dooboo, Merger Sub I and Merger Sub II and their respective Affiliates and each of their respective present and former direct and indirect equity holders, directors, officers, employees, predecessors, partners, shareholders, joint venturers, administrators, representatives, affiliates, attorneys, agents, brokers, insurers, parent entities, subsidiary entities, successors, heirs, and assigns (the “Company Released Parties”), from all claims, contentions, rights, debts, liabilities, demands, accounts, reckonings, obligations, duties, promises, costs, expenses (including, without limitation, attorneys’ fees and costs), liens, indemnification rights, damages, losses, actions, and causes of action, of any kind whatsoever, whether due or owing in the past, present or future and whether based upon contract, tort, statute or any other legal or equitable theory of recovery, and whether known or unknown, suspected or unsuspected, asserted or unasserted, fixed or contingent, matured or unmatured, with respect to, pertaining to, based on, arising out of, resulting from, or relating to the Business Combination Agreement, the Ancillary Documents or the transactions contemplated by the Business Combination Agreement, including, without limitation, any breach of any representation, warranty, covenant or agreement contained in the Business Combination Agreement or the Ancillary Documents (the “Rosecliff Released Claims”); provided, however, that if a person or entity that is not a party to the Business Combination Agreement or this Agreement (other than any Affiliate of Rosecliff) makes a claim of any sort against Rosecliff or both Rosecliff and the Company, this Agreement does not (i) bar Rosecliff from seeking indemnity or contribution from the Company or (ii) bar the Company from opposing any claim by Rosecliff for indemnity or contribution.

b. The Company, for itself, and on behalf of its Affiliates, including SPV Holdco, Pubco, Dooboo, Merger Sub I and Merger Sub II, and its and their respective equity holders, partners, joint venturers, lenders, administrators, representatives, shareholders, parents, subsidiaries, officers, directors, attorneys, agents, employees, legatees, devisees, executors, trustees, beneficiaries, insurers, predecessors, successors, heirs and assigns (the “Company Releasing Parties” and, together with the Rosecliff Releasing Parties, the “Releasing Parties”), hereby absolutely, forever and fully releases and discharges Rosecliff and its Affiliates and each of their respective present and former direct and indirect equity holders, directors, officers, employees, predecessors, partners, shareholders, joint venturers, administrators, representatives, affiliates, attorneys, agents, brokers, insurers, parent entities, subsidiary entities, successors, heirs, and assigns (the “Rosecliff Released Parties” and, together with the Company Released Parties, the “Released Parties”), from all claims, contentions, rights, debts, liabilities, demands, accounts, reckonings, obligations, duties, promises, costs, expenses (including, without limitation, attorneys’ fees and costs), liens, indemnification rights, damages, losses, actions, and causes of action, of any kind whatsoever, whether due or owing in the past, present or future and whether based upon contract, tort, statute or any other legal or equitable theory of recovery, and whether known or unknown, suspected or unsuspected, asserted or unasserted, fixed or contingent, matured or unmatured, with respect to, pertaining to, based on, arising out of, resulting from, or relating to the Business Combination Agreement, the Ancillary Documents or the transactions contemplated by the Business Combination Agreement, including, without limitation, any breach of any representation, warranty, covenant or agreement contained in the Business Combination Agreement or the Ancillary Documents (the “Company Released Claims” and, together with the Rosecliff Released Claims, the “Released Claims”); provided, however, that if a person or entity that is not a party to the Business Combination Agreement or this Agreement (other than any affiliate of the Company) makes a claim of any sort against the Company or both Rosecliff and the Company (a “Third Party Claim”), this Agreement does not (i) bar the Company from seeking indemnity or contribution from Rosecliff or (ii) bar Rosecliff from opposing any claim by the Company for indemnity or contribution; provided, further, that, for and in consideration of Rosecliff entering into this Agreement, the Company hereby agrees that, notwithstanding anything to the contrary in this Agreement, (i) the Company does not have any right, title, interest or claim of any kind in or to any monies in the trust account (“Trust Account”) established in connection with Rosecliff’s initial public offering with respect to any Released Claim or any Third Party Claim; and (ii) the Company will not seek recourse against the Trust Account with respect to any Released Claim or Third Party Claim.

c. Each Party, on behalf of itself and its related Releasing Parties, hereby covenants to the other Party not to directly or indirectly encourage or solicit or voluntarily assist or participate in any way in the filing, reporting or prosecution by such Party or its Affiliates or any third party of a suit, arbitration, mediation, or claim (including a third party or derivative claim) against any Released Party relating to any Released Claim.

Section 5. Further Assurances. Subject to the other terms and conditions of this Agreement, each Party shall, and shall cause its controlled Affiliates to, and shall direct its Representatives to, at the sole cost and expense of the Party making such request, execute and deliver such additional instruments and documents, and take such other actions as may be reasonably necessary or reasonably requested by the Party making such request in order to evidence, confirm and effect the termination of the Business Combination Agreement contemplated herein.

Section 6. Allocation of Expenses. In accordance with Section 8.3 of the Business Combination Agreement, each Party shall pay its own expenses incurred in connection with the Business Combination Agreement, this Agreement and the transactions contemplated by the Business Combination Agreement, including all fees and expenses of counsel, accountants, investment bankers, financial advisors, financing sources, experts and consultants to a Party hereto or any of its Affiliates, incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of the Business Combination Agreement, this Agreement or any Ancillary Document and all other matters related to the consummation of the transactions contemplated by the Business Combination Agreement, this Agreement or any Ancillary Document.

Section 7. Representations and Warranties. Each of the Parties hereby represents and warrants to the other Party that (a) the execution, delivery and performance by such Party of this Agreement and the consummation by such Party of the transactions contemplated hereby are within such Party’s corporate powers and have been duly authorized by all necessary corporate action on the part of such Party and (b) this Agreement, assuming due authorization, execution and delivery by the other Party, constitutes a valid and binding agreement of such Party enforceable against such party in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

Section 8. Entire Agreement. This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties or any of them with respect to the subject matter hereof.

Section 9. Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to any choice of Law or conflict of Law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of New York. Each Party (a) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the transactions contemplated by this Agreement, for and on behalf of itself or any of its properties or assets, in accordance with this Section 9 or such other manner as may be permitted by applicable Law, and that nothing in this Section 9 shall affect the right of any Party to serve legal process in any manner permitted by applicable Law, (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any action or proceeding to the exclusive general jurisdiction of any New York State court or federal court of the United States of America, in each case, sitting in New York County, and any appellate court thereof in the event any dispute or controversy arises out of this Agreement or the transactions contemplated hereby, or for recognition and enforcement of any Order in respect thereof, (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (d) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated hereby shall be brought, tried and determined only in such New York State court or, to the extent permitted by Law, in such federal court, (e) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same, and (f) agrees that it will not bring any action or proceeding relating to this Agreement or the transactions contemplated hereby in any court other than the aforesaid courts. Each Party agrees that a final Order in any action or proceeding in such courts as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the Order or in any other manner provided by applicable Law.

Section 10. Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

Section 11. Amendment. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by Rosecliff and the Company.

Section 12. Counterparts. This Agreement may be executed and delivered (including by facsimile, email or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Signatures to this Agreement transmitted by electronic mail in .pdf form, or by any other electronic means designed to preserve the original graphic and pictorial appearance of a document (including DocuSign), will be deemed to have the same effect as physical delivery of the paper document bearing the original signatures.

Section 13. General Provisions. The provisions of Article X of the Business Combination Agreement, to the extent not already set forth in this Agreement, are incorporated herein by reference and form a part of this Agreement as if set forth herein, mutatis mutandis.

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IN WITNESS WHEREOF, Rosecliff and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

GT GETTAXI LIMITED

By:	/s/ Dave Waiser
Name:	Dave Waiser
Title:	Chief Executive Officer

ROSECLIFF ACQUISITION CORP I

By:	/s/ Michael P. Murphy
Name:	Michael P. Murphy
Title:	Chief Executive Officer

[Signature Page to Termination Agreement]